                                   DEFINITIONS

Acquired - means born or legally adopted.

Age - means the insured's age as of the nearest birthday measured from a certificate anniversary.

Amount at risk - for each certificate is the death benefit provided by the certificate less its certificate value.

Benefit change - means any change in a certificate's face amount, the addition or deletion of a rider or a change in the death benefit option for an insured.

Certificate date - is shown in the Certificate Schedule, and is the effective date of coverage under this certificate. Certificate months, years and anniversaries are measured from this date.

Certificate owner - means you or your assignee.

Certificate year - means a period of 12 months commencing on the same day of the year as the certificate date.

Death proceeds - is the death benefit adjusted for any debt, rider charges and monthly deductions.

Debt - means any unpaid certificate loans, plus interest due and accrued on such loans.

Disabled - means either confined in a hospital or unable because of sickness or injury, to perform all the normal duties and tasks of the disabled person's occupation. The term "occupation" includes homemaking and active participation at school.

Enrollment form - means the form which is completed and signed by the applicant when applying for the initial coverage.

Evidence of insurability - is information, including medical information, satisfactory to us, that is used to determine an insured's underwriting class.


1029-94                                4

Final premium payment date - means the certificate anniversary nearest the insured's 95th birthday.

Monthly deduction sub-account - is a sub-account of the Variable Account to which net premiums are allocated to pay all or a portion of the insurance charges, charges for any benefits provided by riders, and administrative charges.

Monthly processing date - is the date on which the monthly deduction is deducted from certificate values. This date is shown in the Schedule Page.

Net Premium - is equal to the premium less the premium expense charge.

Owner - is the owner of this certificate.

Paid-up insurance - is insurance, usually for a reduced amount, on which no further premiums are due.

Principal Office - means our office located at 440 Lincoln Street, Worcester, Massachusetts 01653.

Pro rata - refers to the manner in which a payment or deduction will be allocated among the General Account and/or the sub-accounts of the Variable Account, excluding the monthly deduction sub-account. A pro-rata allocation will be in the same proportion that the certificate value in each account or sub-account bears to the total certificate value.

Sub-accounts - are the sub-accounts of the Variable Account.

Surrender value - except as otherwise provided in the paid-up insurance option, is the certificate value less the sum of the debt.

We, us, our - means Allmerica Financial Life Insurance and Annuity Company. To reach our service center, call 1-800-782-8386.

Written request - is a request in writing satisfactory to us, and filed at our Principal Office.

You, your - means the owner of this certificate.

                               GENERAL PROVISIONS

Adjustment of Cost Factors - Monthly insurance charges, premium expense charges,


1029-94                                5
administrative charges and a charge for mortality and expense risk used to calculate certificate values are set by us, subject to any guarantees set forth in the policy. Any changes in these factors will be by underwriting class, and will be based on changes in future expectations for such elements as: investment earnings, mortality, persistency and expenses.

Incontestability - Except for failure to pay premiums, the insurance coverage under this certificate cannot be contested after it has been in force during the insured's lifetime for two years from the date of issue, which is the certificate date.

Except for failure to pay premiums, a requested increase in the face amount cannot be contested after the increased amount has been in force during the insured's lifetime for two years from its effective date.

All statements by any insured person in an enrollment form, including any subsequent applications, are considered representations and not warranties. We will not use any statement to contest the coverage under this certificate or defend a claim unless the statement is in an enrollment form or application, and a copy of the instrument containing the statement is or has been furnished to the insured or the beneficiary.

Misstatement of Age - If an insured's age is misstated, and death occurs before the insured's age 95, the death proceeds will be adjusted. The adjusted death proceeds will be equal to the insured's certificate value plus the death benefit which the insurance charges for the amount at risk on the monthly payment date immediately prior to the date of death would have purchased at the correct age.

Ownership of Assets - We shall have exclusive and absolute ownership and control of our assets, including the assets of the Variable Account.

Money Payable - All money payable by or to us is to be paid in the lawful currency of the United States of America.

Suicide Exclusion - The risk of suicide of an insured, while sane or insane, within two years of the certificate date is not assumed. Instead of the death benefit, the beneficiary will receive the sum of the certificate premiums paid less the sum of any outstanding debt and partial withdrawal amounts.

The risk of suicide of an insured, while sane or insane, within two years of the effective date of any requested increase in the face amount is also not assumed to the extent of such increase. Instead of the death benefit for the increase in face amount, the beneficiary will receive the sum of the monthly deductions paid for such increase.


1029-94                                6

Assignment - You may assign rights in the certificate subject to the provisions of the Certificate Owner and Beneficiary provision.

Protection of Proceeds - To the extent allowed by law, the death proceeds and certificate values will be exempt from attachment by the claims of creditors of the payee. No beneficiary can assign, transfer, anticipate or encumber the proceeds or payments unless you give them this right.

Annual Report - A report will be mailed to your last known address at least once a year. This report will show the following information for each certificate as of a date not more than two months prior to the date of the report:

      o     the death benefit,

      o the certificate value in the General Account and in each sub-account,

      o     the surrender value,

      o certificate premiums paid and monthly deductions made during the year,

      o partial withdrawals and certificate loans, including accrued interest,

      o     increases and decreases in the face amount,

      o changes in the Maximum Single Premium and the Maximum Level Premium, and

      o     any other information required by law.

Projections - You may request an illustration of future benefits based on both the guaranteed and then current assumptions. We reserve the right to charge a fee for each projection requested; however, the fee will never be more than $25.

Authority - No change in the certificate will be valid until it is approved by our President, a Vice President or Secretary. This approval must be endorsed on or attached to the certificate. No agent or other person has authority to accept representations or information not in a written enrollment form or application, nor may that person change this certificate or waive any of its provisions.


1029-94                                7

                        CERTIFICATE OWNER AND BENEFICIARY

Certificate Owner - The insured is the owner of the certificate insuring his or her life unless another is named as owner in the enrollment form. The owner may change the ownership without the consent of any beneficiary. The consent of the insured is required whenever the face amount of insurance is increased. The owner may exercise all other rights and options granted by the certificate, subject to the consent of any irrevocable beneficiary. The consent of any revocable beneficiary is not required.

Assignment - A certificate may be assigned by written request. An absolute assignment will transfer ownership from you to the assignee. A certificate may also be collaterally assigned as security. The limitations on ownership rights while a collateral assignment is in force are set forth in the assignment. An assignment will take place only when recorded at our Principal Office. When recorded, the assignment will take effect as of the date the written request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded.

We will not be responsible for the validity of any assignment or the extent of any assignee's interest. If a certificate is assigned as collateral, any excess of the amount due the assignee will accrue to those otherwise entitled to it.

Beneficiary - The beneficiary is named by you to receive the death proceeds. The interest of any beneficiary will be subject to any assignment. A beneficiary may be revocable or irrevocable. A revocable beneficiary may be changed at a later time. An irrevocable beneficiary must consent in writing to any change. Unless otherwise indicated, the beneficiary will be revocable.

A change of beneficiary may be made by written request while the insured is living. The change will take place as of the date the request is signed even if the insured is not living on the day the request is received by us. Any rights created by the change will be subject to any payments made or actions taken by us before the written request is received.

The interest of a beneficiary who dies before the insured will pass to the surviving beneficiaries in proportion to their share in the proceeds unless otherwise provided. If a common disaster clause is in effect on the date of the insured's death, the beneficiary must survive the insured for the number of days following the date of the insured's death as shown in the clause (exclusive of the date of the insured's death); otherwise payment will be made in the same manner as if such beneficiary had predeceased the insured. If all beneficiaries die before the insured, the death proceeds will pass to the owner or the owner's estate.


1029-94                                8

                                     BENEFIT

Death Proceeds - Except as otherwise provided in the paid-up insurance option, the amount payable on the death of the insured prior to the final premium payment date will be the death benefit under either Option 1 or Option 2, whichever is applicable. Options 1 and 2 are described later. Any debt, rider charges, and monthly deductions due and unpaid through the certificate month in which the insured dies will be deducted from the death proceeds. Any partial withdrawals and withdrawal charges applicable since the last monthly processing date also will be deducted from the death proceeds. The amount payable on the death of the insured after the final premium payment date will be the certificate value less debt and less any partial withdrawals and withdrawal charges applicable since the last monthly processing date.

Interest will be paid on lump sum death proceeds at a rate not less than 3% per year or the minimum rate set by law, if greater. Interest will be paid from the date of death to the payment date.

Minimum Death Benefit - This certificate provides a minimum amount at risk on the insured. The minimum death benefit is obtained by multiplying the certificate value by the percentage shown in the Minimum Death Benefit Table for the insured's attained age. The minimum death benefit varies by age. The Minimum Death Benefit Table is shown in the Certificate Schedule.

The minimum death benefit is determined according to the rules set forth in the federal tax laws. The minimum death benefit will be adjusted to conform to any changes in the law.

Death Benefit Options - There are two death benefit options. The option is elected in the insured's enrollment form. The death benefit options are:

Option 1 - The death benefit is the greater of:

      o     the face amount, or

      o     the minimum death benefit.

Option 2 - (Not available under paid-up insurance option) The death benefit is the greater of:

      o the face amount plus the certificate value on the date due proof of death is received by us, increased by any monthly deductions made by us after the date of death, or

      o     the minimum death benefit.


1029-94                                9

Face Amount - The face amount is shown in the Certificate Schedule. The death benefit option may be changed by you upon written request. The effective date of the change is the monthly processing date following the date the request is received at our Principal Office. Evidence of insurability is required to change from Option 1 to Option 2. If the change is from Option 1 to Option 2 and we determine, based on the evidence of insurability, that the insured is an acceptable risk, the face amount under Option 2 will be equal to the death benefit less the certificate value under Option 1 on the effective date of the change. If the change is from Option 2 to Option 1, the face amount will be equal to the death benefit under Option 2 on the effective date of the change. The death benefit option may not be changed more than once in any certificate year. The option may not be changed if it reduces the face amount to less than the Minimum Face Amount shown in the Certificate Schedule.

Benefit Change - The face amount of this certificate of insurance may be changed according to the Increase or Decrease provisions if such request is made by you:

      o     during the lifetime of the insured, and

      o     by written request while the certificate is in force.

We will deduct the transaction charge for a change in face amount from the certificate value on the effective date of the change. The transaction charge for a change is shown in the Certificate Schedule.

Increase - All of the following must occur before the effective date of any increase in the face amount:

      o     evidence of insurability must be provided to us,

      o the insured must be under our maximum issue age for new insurance and be insurable according to our underwriting rules, and

      o payment to us of the transaction charge for an increase plus two times the next monthly deduction, if the certificate surrender value is less than this sum.

The effective date of the increased face amount will be the first monthly processing date on or following the date all the conditions are met. New certificate pages, including a Supplemental Insurance Charge Table, will be issued. These pages will include the following information for the additional face amount of insurance:

      o     the effective date,


1029-94                                10

      o     the amount of the increase,

      o     the underwriting class,

      o a new Table of Guaranteed Net Single Premiums, if the underwriting class of the insured has changed, and

      o the new Maximum Single Premium and Maximum Level Premium applicable to the certificate.

The minimum increase amount is shown in the Certificate Schedule.

You may return the new certificate pages by mailing or delivering them to our Principal Office or to our agent within ten days after receiving them, 45 days after you complete Part 1 of the application for the increase, or ten days after we mail you the Notice of Withdrawal Right. If the certificate pages are returned, the increase will be considered void from the beginning, and we will refund the charges deducted from the certificate value which would not have been deducted but for the increase. The refunded amount will be added to your certificate value unless you otherwise request. We also will waive any surrender charge for the increase.

Decrease - Existing insurance will be decreased or eliminated in the following order:

      o     first, the most recent increase,

      o     second, the next most recent increases successively, and

      o     last, the initial face amount.

A surrender charge, if applicable, will be deducted from the certificate value on the date of the decrease. Such charge will be:

      o the surrender charge for any increased amount which is eliminated in the order set forth above, plus

      o a proportionate share of the surrender charge for a partial reduction in an increase or in the initial face amount.

You may specify from which sub-account this charge will be deducted. If you do not so specify, we will allocate the charge among the General Account and all the sub-accounts (except the monthly


1029-94                                11
deduction sub-account if the Payor Option is in force) in the same proportion that the certificate value in the General Account and the certificate value in each sub-account bear to the total certificate value.

The effective date of the decreased face amount will be the first monthly processing date on or following the date of our receipt of the request for a decrease. New specification pages will be issued. These pages will include the following information:

      o     the effective date of the decrease,

      o the revised surrender charge, if any, as of the effective date of the decrease,

      o     the amount of the decrease and the benefit remaining in force, and

      o     the new Maximum Single Premium and Maximum Level Premium.

The minimum decrease amount is shown in the Certificate Schedule. The decrease will not be approved if it results in a certificate face amount less than the Minimum Face Amount.

                                    PREMIUMS

Certificate Premiums - the certificate premium is the premium paid for insurance coverage under the policy. The amount of certificate premium is called the planned premium. Additional certificate premiums, called "unplanned premiums", may be paid at any time before the insured's age 95 or the date the paid-up insurance option is elected, if sooner. Certificate premiums may be in any amount subject to the limits described below. Planned premium payments may be skipped, or their frequency and amount may be changed.

Maximum Premium - We may limit the maximum certificate premium received in any certificate year to an amount not less than the Maximum Level Premium. The sum of the premiums paid on each certificate, less any partial withdrawals, may not exceed the greater of:

      o     the Maximum Single Premium, or

      o     the sum of the Maximum Level Premiums to the date of payment.

The amounts of the Maximum Single Premium and Maximum Level Premium are shown in the


1029-94                                12

Certificate Schedule. The Maximum Single Premium and Maximum Level Premium will change whenever there is a benefit change. The new Maximum Single Premium and Maximum Level Premium will be shown in new specification pages issued with each benefit change. These premium limitations do not apply to the extent necessary to prevent lapse of the certificate during the certificate year.

The Maximum Single Premium and Maximum Level Premium are determined according to the rules set forth in the federal tax laws. These premiums will be adjusted to conform to any changes in the federal tax laws.

In the event the maximum premium limit applies, we will return the excess premium payment to you.

Net Premiums and Allocation of Net Premiums - The net premium is equal to the premium less any premium expense charge. The premium expense charge in effect on the certificate issue date is shown in the Certificate Schedule as "PREMIUM EXPENSE CHARGE." It may be adjusted to reflect any increase or decrease in the applicable state or local premium expense rate.

You may allocate the net premiums to one or more of the sub-accounts, to the General Account, or to any combination of these accounts. You may not allocate net premiums to more than seven sub-accounts at any one time without our consent. There may not be certificate value in more than seven sub-accounts at any one time. The minimum percentage that you may allocate to any one of these accounts is 1% of the net premium paid. All percentage allocations must be in whole numbers. The total allocation to all selected accounts must equal 100%. The sub-accounts that you chose for your initial allocations are shown in the enrollment form for this certificate, a copy of which is attached to this certificate. You may change the allocation of future net premiums at any time upon written request. A processing charge of up to $25 may be made for changing the premium allocation.

Continuation of Coverage - If planned premiums are not paid as scheduled, the coverage under this certificate will continue in force for as long as the surrender value is sufficient to cover the monthly deduction. If the surrender value of the certificate is not sufficient, the Certificate Grace Period provision will apply.


1029-94                                13

                                  GRACE PERIOD

Certificate Grace Period - The certificate grace period of 62 days will begin if the surrender value of the certificate is less than the amount needed to pay the next monthly deduction.

Reinstatement - A certificate may be reinstated during the insured's lifetime if the coverage has ended because of non-payment of the premium (lapsed) and has not been surrendered. A certificate will be reinstated effective on the monthly processing date following the date we receive:

      o     a written application for reinstatement,

      o evidence of insurability showing the insured is insurable according to our underwriting rules, and

      o     payment of the reinstatement premium.

The reinstatement premium will not exceed the amount necessary to keep the certificate in force for three months beginning on the date of reinstatement. The premiums paid on reinstatement will be allocated to the General Account and the sub-accounts in accordance with your most recent premium allocation.

The certificate value on the date of reinstatement is:

      o the net premium paid to reinstate the certificate increased by interest from the date the payment was received at our Principal Office, plus

      o an amount equal to the certificate value less debt on the date of default, minus

      o     the monthly deduction due on the date of reinstatement.

                                  PAYOR OPTION

Premium Billing and Allocation - The Payor Option is elected when a payor is named in the enrollment form. Our premium billing procedure will be modified as described in this section if the Payor Option is elected.


1029-94                                14

We will mail all premium notices to the payor while this option is in effect. The premium notices will include the insurance charges and administrative charges to be paid by you and the payor. The net premiums paid by you and the payor for these charges will be allocated to the monthly deduction sub-account, and the balance of the net premiums will be allocated to the General Account and appropriate sub-accounts as you direct. No loans, partial withdrawals or transfers may be made from the monthly deduction sub-account while this option is in effect.

Changes in the Face Amount and Partial Withdrawals - In the event the payor agrees to pay the monthly deductions for a specified amount of coverage, you may purchase additional amounts of insurance in accordance with the increase provision of this certificate. In the event you later decide to decrease the face amount of coverage or make a partial withdrawal, you may eliminate that portion of the face amount for which you are paying the charges before eliminating amounts of insurance which are paid for by the payor.

Grace Period - We will send a notice to the payor if the value of the monthly deduction sub-account is less than the amount needed to pay the next monthly deduction under the certificate. This notice will be sent to the last known address of the payor. The notice will state the due date and the amount of premium payable. The premium may be paid during a period of 62 days, beginning on the premium due date. The certificate will remain in force during this grace period.

We will send a notice to you if the premium shown in the grace period notice is not received by us within 31 days of the end of the grace period, and if the certificate value is not sufficient to maintain the insurance in force.

If the value of the monthly deduction sub-account at the end of the grace period is not sufficient to pay the monthly deductions which are due, the balance of the monthly deductions will be withdrawn from the certificate value, if any, in the General Account and the sub-accounts. A lapse occurs if the certificate value at the end of the grace period is not sufficient to pay the monthly deductions which are due. The certificate terminates on the date of lapse. The death benefit payable during the grace period will be reduced by any overdue charges.

This option will terminate upon request by you or the payor. If this option terminates at the written request of the payor, a notice will be sent to your last known address. This notice will include a statement showing the premium due, if any.


1029-94                                15

                                CERTIFICATE VALUE

Certificate Value - The certificate value on the date of issue is the net certificate premium paid, plus any interest earned during the period when premiums are held in the General Account, less the first monthly deduction.

Monthly Deduction - The monthly deduction from each certificate's value is the insurance charge, the administrative charge, a charge for the cost of any additional benefits provided by rider, the Variable Account administrative charge, and the Variable Account mortality and expense risk charge.

These charges will be allocated as follows:

      You may specify from which sub-account the insurance charge, the administrative charge, and the charges for the cost of any additional benefits provided by riders will be deducted. If the Payor Option is in force, all monthly insurance and administrative charges will be deducted from the monthly deduction sub-account. If you do not so specify, these charges will be allocated pro rata among the General Account and the sub-accounts.

      The Variable Account administrative charge and the Variable Account mortality and expense risk charge are assessed against each sub-account that generates a charge. In the event this charge is greater than the value of the sub-account to which it relates on a monthly processing date, the unpaid balance will be totaled and allocated pro rata among the General Account and the sub-accounts.

Monthly deductions are made on the certificate date and on each monthly processing date until the final premium payment date. Monthly deductions are not made if you elect the paid-up option.

Insurance Charges - Beginning on the date of issue of each certificate and monthly thereafter, prior to the insured's age 95, an insurance charge will be deducted from the certificate value.

For each certificate, the insurance charge equals the sum of the insurance charges applicable to the following:

      o     the initial face amount, plus

      o     each increase in the face amount, plus


1029-94                                16

      o     any rider benefits.

The insurance charge will be determined each month by the Company. Any change in the insurance charge will be uniform by underwriting class, The monthly insurance charge will be adjusted for any decreases in the face amount according to the Benefit Change provision.

For each certificate, the monthly insurance charge for the initial face amount will not exceed (1) multiplied by (2) where:

      (1) is the cost of insurance rate shown in the Insurance Charge Table for the insured's age, and

      (2) is the initial face amount divided by 1,000. For the purpose of this calculation, the initial face amount will be reduced by the certificate value minus the administrative charge and charges for rider benefits at the beginning of the month if Death Benefit Option 1 is in effect to the extent such certificate value does not exceed the initial face amount; however, if the certificate value exceeds the initial face amount while Death Benefit Option 1 is in effect, the excess certificate value will be applied to reduce any increases in the face amount in the order in which the increases were issued.

The monthly insurance charge for each increase in the face amount issued at the certificate owner's request will not exceed (1) multiplied by (2) where:

      (1) is the cost of insurance rate shown in the Supplemental Insurance Charge Table for the insured's age, and

      (2) is the amount of the increase in the face amount divided by 1,000. For the purpose of this calculation, the increase in the face amount will be reduced by the excess certificate value minus charges for rider benefits (as described in the monthly insurance charge for the initial face amount, above) at the beginning of the month if Death Benefit Option 1 is in effect.

If the death benefit of any certificate is the minimum death benefit as defined above, the monthly insurance charge for that portion of the death benefit which exceeds the face amount will not exceed (1) multiplied by the quotient of (2) divided by 1,000 where:


      (1) is the cost of insurance rate applicable to the initial face amount, and

      (1)   is the death benefit less:


1029-94                                17

            (a) the greater of the face amount of the certificate value if Death Benefit Option 1 is in effect, or

            (b) the face amount plus the certificate value if Death Benefit Option 2 is in effect.

Cost of Insurance Rate - The cost of insurance is based on the insured's age and underwriting class. The guaranteed rates are based on the mortality table shown in the Certificate Schedule. We will review the current monthly cost of insurance rates when rates for new flexible premium variable life insurance policies change. Rates will be reviewed not more than once each year nor less than once in a five-year period. The cost will not exceed the guaranteed amounts shown in the Insurance Charge Table and any supplements to it.

General Account -The General Account consists of all assets owned by us other than those in the Variable Account and other separate accounts. Subject to applicable law, we have sole discretion over the investment of the assets in the General Account. The allocation or transfer of funds to the General Account does not entitle you to share in the investment experience of the General Account.

Basis of Value of General Account - Minimum certificate values of the General Account are based on the mortality table(s) and minimum guaranteed interest rate(s) shown in the Schedule Pages. Certificate values are based on interest rates and insurance rates set by the Company. A detailed statement of the way this value is determined has been filed with the State Insurance Department. All values are not less than the minimums required by the law in the state in which the certificate is delivered.

Interest Rate - The guaranteed minimum interest rate used to calculate certificate values in the General Account is shown in the Certificate Schedule. The actual interest rate will be determined periodically by us at least annually; however, the interest rate applicable to that portion of the certificate value equal to existing debt will be not less than the rate shown in the Certificate Schedule.

The interest rate in effect on the date a premium is received at our Principal Office is guaranteed for one year unless the certificate value associated with the premium becomes subject to a certificate loan. Certificate value will be used for payment of fees, charges, certificate loans and partial withdrawals on a last-in, first-out basis.

General Account Certificate Value - If premium is paid with the enrollment form or at any time prior to issuance and acceptance of the certificate, that premium will be placed in the General Account on the date it is received at our Principal Office. All certificate value will be allocated in accordance with your premium allocation no later than the expiration of the period during which you


1029-94                                18
may exercise your right to examine the certificate.

On each monthly payment date, the certificate value in the General Account is:

      o the certificate value in the General Account on the preceding monthly payment date increased by one month's interest; plus

      o net premiums received since the last monthly payment date which are allocated to the General Account, increased by interest from the date the payment is received by us; plus

      o Variable Account certificate value transferred to the General Account from any sub-account since the preceding monthly payment date, increased by interest from the date the certificate value is transferred; less

      o certificate value transferred from the General Account to a sub-account since the preceding monthly payment date, and interest on said transfers from the date of transfer to the monthly payment date; less

      o partial withdrawals from the General Account, partial withdrawal charges and partial withdrawal transaction charges since the last monthly payment date, and interest on such withdrawals and charges from the date of withdrawal to the monthly payment date; less

      o any transaction charges for any increase in the face amount since the last monthly payment date, and interest on such charges to the monthly payment date; less

      o any surrender charges incurred since the last monthly payment date, and interest on such charges to the monthly payment date; and less

      o the portion of the monthly deduction allocated to the certificate value in the General Account.

During any certificate month, the certificate value will be calculated on a consistent basis.

Variable Account - The certificate value may vary if funded through investments in the sub-accounts. The Variable Account is separate from our General Account. That portion of the assets of the Variable Account equal to the reserves and other certificate liabilities of the certificates which are supported by the Variable Account will not be charged with liabilities that arise from any other business we conduct. We established the Variable Account to support variable life insurance contracts. The Variable Account is registered with the Securities and Exchange


1029-94                                19

Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 ("1940 Act"). It also is governed by the laws of the State of Delaware and the laws of the state in which the certificate is delivered.

The Variable Account has several sub-accounts. We reserve the right, subject to compliance with applicable law, to change the names of the Variable Account or its sub-accounts. The sub-accounts in which you initially chose to invest are shown in your enrollment form.

Each sub-account invests its assets in a separate registered investment company or a separate series of a registered investment company ("Fund").

Income and realized and unrealized gains or losses from the assets of each sub-account are credited to or charged against that sub-account without regard to income, gains or losses in the other sub-accounts, the General Account or any other separate accounts.

Variable Account Certificate Value - Certificate value in the General Account prior to the date of issue will be allocated to purchase units of the sub-accounts in accordance with your premium allocation no later than the expiration of the period during which you may exercise the right to examine the certificate. Net premiums paid thereafter which are allocated to the sub-accounts will purchase additional units of the sub-accounts.

The number of units purchased in each sub-account is equal to the portion of the net premium allocated to the sub-account, divided by the value of the applicable unit as of the valuation date the payment is received at our Principal Office, or on the date value is transferred to the sub-account from the General Account or another sub-account.

The number of units will remain fixed unless (1) changed by a subsequent split of unit value, or (2) reduced because of a transfer, certificate loan, partial withdrawal, partial withdrawal charge, deletion transaction charge, monthly deduction, surrender or surrender charge allocated to the sub-account. Any transaction described in (2) will result in the cancellation of a number of units which are equal in value.

On each valuation date we will value the assets of each sub-account in which there has been activity. The certificate value in a sub-account at any time is equal to the number of units this certificate then has in that sub-account, multiplied by the sub-account's unit value.

The dollar value of a unit of each sub-account varies from valuation date to valuation date, based on the investment experience of that sub-account. That experience, in turn, will reflect the investment performance, expenses and charges of the respective Fund. The value of a unit for any sub-account for any valuation period is determined by multiplying that sub-account's unit value for


1029-94                                20
the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated.

Net Investment Factor - The net investment factor measures the investment performance of a sub-account during the valuation period just ended. The net investment factor for each sub-account is equal to 1.0000 plus the number arrived at by dividing (a) by (b), where:

      (a) is the investment income of that sub-account for the valuation period, plus capital gains, realized or unrealized, credited during the valuation period; minus capital losses, realized or unrealized charged during the valuation period, adjusted for provisions made for taxes, if any; and

      (b) is the value of that sub-account's assets at the beginning of the valuation period.

The net investment factor may be greater or less than one; therefore, the unit value may increase or decrease. You bear the investment risk. Subject to any required regulatory approvals, we reserve the right to change the method for determining the net investment factor.

Valuation Dates and Period - A valuation date is each day that the New York Stock Exchange ("NYSE") is open for business, and any other day in which there is a sufficient degree of trading in the Variable Account's portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.

Addition, Deletion or Substitution of Investments - The investment policy of the Variable Account shall not be changed without the approval of the Insurance Commissioner of Delaware. The approval process is on file with the Commissioner of the state in which this policy is issued.

We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a Fund that are held by the Variable Account or that the Variable Account may purchase. We reserve the right to eliminate the shares of any Fund if the shares of a Fund no longer are available for investment or if, in our judgment, further investment in any eligible Fund should become inappropriate in view of the purposes of the Variable Account.

We will not substitute any shares attributable to your interest in a sub-account without notice to you and any prior approval of the SEC required by the 1940 Act. This shall not prevent the Variable Account from purchasing other securities for other series or classes of policies, or from permitting a conversion between series or classes of certificates on the basis of requests made by certificate owners.


1029-94                                21

We reserve the right to establish additional sub-accounts, and to make such sub-accounts available to any class or series of policies as we deem appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. Subject to obtaining any required approvals or any consents required by applicable law, we also reserve the right to eliminate or combine existing sub-accounts and to transfer the assets of one or more sub-accounts to any other sub-accounts.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change. If we consider it to be in the best interests of certificate owners, the Variable Account may be operated as a management company under the 1940 Act, or it may be deregistered under that Act in the event registration no longer is required, or it may be combined with other separate accounts.

Federal Tax Consideration - We intend to make a charge for any effect which the income, assets or existence of the Variable Account may have upon its tax. The Variable Account presently is not subject to tax, but we may assess a charge for taxes if the Variable Account at any time becomes subject to tax.

                               TRANSFERS OF VALUE

You may transfer amounts between the General Account and the sub-accounts or among the sub-accounts by sending us a written request. Once during the first 24 months after the date of issue and during the first 24 months after an increase in the face amount, you may transfer, without charge, all or part of the certificate value in the Variable Account to the General Account of this certificate. If you do so, future payments will be allocated to the General Account unless specified otherwise. All other transfers are subject to the following rules, and will be permitted only with our consent.

If we consent to a transfer, the minimum and maximum amounts that may be transferred will be determined by us according to our then current rules. In addition, we reserve the right to limit the number of transfers that may be made in each certificate year, and to establish other reasonable rules restricting transfers.

If a transfer would reduce the certificate value in the sub-account from which the transfer is to be made to less than the then current minimum balance required by us for such sub-account, we reserve the right to include such remaining value in the amount transferred.

There will be no charge for the first six transfers per certificate year. A transfer charge of up to $25 will be imposed on each additional transfer and deducted from the amount that is transferred.


1029-94                                22

Transfers as a result of a certificate loan or repayment thereof are not subject to these rules.

                    SURRENDER AND PARTIAL WITHDRAWAL OF VALUE

Surrender - Upon written request while the insured is living the certificate may be surrendered by you for its surrender value as of the date the request is received in our Principal Office. The certificate will terminate on that date. You may elect to receive the surrender value in a lump sum or under a payment option.

Surrender Value - Except as otherwise provided in the paid-up insurance option, the surrender value is the certificate value less the sum of the debt.

Partial Withdrawals - You may withdraw a portion of the surrender value by written request while a certificate is in force other than as paid-up insurance. Partial withdrawals may not be made during the first certificate year. The amount of a partial withdrawal may not be less than the minimum partial withdrawal amount shown in the Certificate Schedule. The partial withdrawal transaction charge, if any, is shown in the Certificate Schedule. In addition, the withdrawal charge, if any, deducted from the certificate value is shown in the Certificate Schedule.

Under Death Benefit Option 1, the face amount and certificate value will be reduced by the amount of the partial withdrawal, and the certificate value will be reduced further by the partial withdrawal transaction charge. No partial withdrawal may reduce the face amount to less than the Minimum Face Amount shown in the Certificate Schedule.

Under Death Benefit Option 2, the certificate value will be reduced by the amount of the partial withdrawal and the partial withdrawal transaction charge.

We may defer any transfer from the Variable Account or payment of any amount payable on surrender, partial withdrawal, transfer, certificate loan, or death of the insured allocated to the Variable Account during any period when (a) trading on the NYSE is restricted as determined by the SEC, or the NYSE is closed for other than weekends and holidays, or (b) the SEC by order has permitted such suspension, or (c) an emergency exists, as determined by the SEC, such that


1029-94                                23
disposal of portfolio securities or valuation of assets of the Variable Account is not reasonably practicable.

We may defer the portion of any transfer from the General Account or payment of any portion of the amount payable on surrender, partial withdrawal or certificate loan allocated to the General Account for not more than six months from the day the written request and the certificate, if required, are received by us. No deferral shall be made without reasonable grounds, nor shall such deferral extend beyond any deferral period allowed by law or regulation. If such payments are deferred for 30 days or more, the amount deferred will earn interest during the period of deferment at a rate not less than 3% per year. No payment to pay premiums on certificates with us will be deferred.

                                CERTIFICATE LOANS

Certificate Loans - On request you may borrow on the sole security of the certificate.

Amount Available - You may borrow any amount up to the certificate's loan value. Except as otherwise provided in the paid-up insurance option, the maximum loan value in the first certificate year is 75% of the certificate value reduced by applicable surrender charges, monthly deductions and interest on debt to the end of the certificate year. The loan value in the second certificate year and thereafter is 90% of an amount equal to certificate value reduced by applicable surrender charges. There is no minimum limit on the amount of the loan.

You may allocate a certificate loan among the General Account and the sub-accounts. If no such allocation is made, we will allocate the loan pro rata on the date we receive your loan request. Certificate value in each sub-account equal to the certificate loan allocated to each sub-account will be transferred to the General Account to secure the debt.

Loan Interest - Interest accrues daily at the interest rate shown in the Certificate Schedule. Interest is payable at the end of each certificate year or on a proportionate basis for such shorter period as the debt may exist. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest. If the resulting loan principal exceeds the certificate value in the General Account, we will transfer certificate value equal to that excess debt from the certificate value in each sub-account to the General Account as security for the excess debt. We will allocate the amount transferred among the sub-accounts pro rata.

Repayment of Debt - Debt may be repaid at any time prior to the lapse of a certificate.

Foreclosure - If the debt exceeds the certificate value (or the net cash value if a certificate is in force as paid-up insurance), the certificate will terminate. A notice of such pending termination will be mailed to your last known address and to any assignee. If the excess debt is not paid within 62


1029-94                                24
days after this notice is mailed, the certificate will terminate with no value.

                            PAID-UP INSURANCE OPTION

Benefit - This is insurance, usually for a reduced amount, for the lifetime of the insured with no further premiums due. The amount of paid-up insurance is the amount that the surrender value of the certificate can purchase for a net single premium at the insured's age and underwriting class on the date this option is elected. The amount of paid-up insurance may not exceed the death benefit in effect on the date this option is elected. In the event that the surrender value exceeds the net single premium for the death benefit on the date this option is elected, the excess will be paid to you.

Basis of Values - The Table of Guaranteed Net Single Premiums per $1,000 of Insurance is shown in the Certificate Schedule.

Exercise of Option - This option may be elected by written request before the final premium payment date. We will issue supplemental specification pages and endorse the certificate as "paid up" effective as of the monthly processing date following receipt of the written request. The supplemental specification pages will show:

      o     the effective date,

      o     the death benefit,

      o     guaranteed cash values, and

      o     riders.

If the insured dies prior to the effective date, we will pay the death proceeds in effect under this certificate on the date of death.

Effect on the Certificate - After the certificate is endorsed as paid up, no further premiums may be paid. If the death benefit option in effect when the certificate becomes paid up is Option 2, it will be changed to Option 1. You may not:

      o     change the death benefit option to Option 2,

      o     increase or decrease the face amount,

      o     make partial withdrawals, or


1029-94                                25

      o     transfer funds to the Variable Account.

You may make certificate loans or surrender the certificate for its net cash value. Riders will continue only with our consent.

The guaranteed cash value of the paid-up insurance equals the net single premium for the paid-up insurance at the insured's attained age. The net single premium is determined on the same basis as is used for the purchase price of the paid-up insurance. The net cash value is the cash value less any debt. The loan value of paid-up insurance is the amount that, with interest at the certificate loan interest rate, equals the cash value of the paid-up certificate as of the next certificate anniversary. The certificate loan interest rate is shown in the Certificate Schedule.

                           TERMINATION OF CERTIFICATE

Termination of Insurance - Prior to the insured's death, the certificate will terminate on the first to occur of the following:

      o     the certificate lapses,

      o     the foreclosure date, or

      o     the surrender of the certificate is requested.

If the insured ceases to be in an eligible class of employees, you may continue this certificate by paying premiums directly to us.

Continuation of Insured's Coverage After Termination of the Policy - If the group policy is terminated any certificate then in effect will remain in force under the discontinued policy, provided it is not cancelled or surrendered by you.


1029-94                                26

                               PAYMENT OF PROCEEDS

Payment of Proceeds - Upon written request, the surrender value or all or part of the death proceeds may be placed under one or more of the payment options currently being offered by us. If you make no election, we will pay the benefits in a single sum. Information regarding the payment options available will be furnished to you or your beneficiary upon request. A certificate will be provided to the payee describing the payment option selected.

If a payment option is selected, the beneficiary, when filing proof of claim, may pay to us any amount that would otherwise be deducted from the proceeds.

The amount applied under any one option for any one payee must be at least $5,000. The periodic payment for any one payee must be at least $50.

Subject to the Certificate Owner and Beneficiary provision, you may change any option selection before the proceeds become payable. If you make no selection, the beneficiary may select an option when the proceeds become payable.


1029-94                                27

Allmerica Financial Life Insurance and Annuity Company
Home Office: DOVER, DELAWARE
Principal Office: 440 LINCOLN STREET, WORCESTER, MA 01653
1-800-782-8386


           GROUP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE CERTIFICATE

Death benefits payable in the event of an insured's death. Adjustable death benefits may be increased or decreased. Coverage may expire prior to the Final Premium Payment Date if premiums paid or the earnings credited are insufficient to continue coverage to such date. Some benefits reflect investment results. Flexible premiums payable to age 95. Nonparticipating.


1029-94

                           SMA LIFE ASSURANCE COMPANY

===========================Children's Insurance Rider===========================

This Certificate Rider is evidence that the insured is covered for this benefit under the rider attached to the group policy if it is shown in the Certificate Schedule. The insured under the certificate is the insured under the rider. "Insured child" is defined below.

=====================================Benefit====================================

Benefit--We will pay the children's insurance benefit upon receipt of due proof that an insured child died while coverage under the rider was in force. The amount of the children's insurance benefit is shown in the Certificate Schedule. Unless requested otherwise, the beneficiary under the rider is the owner.

Insured Child Description--"Acquired" means born, legally adopted or attained the status of stepchild.

"Insured Child" means an acquired child of the insured who:

o is named in the enrollment form for the rider and on the date of the enrollment form has not reached his or her 18th birthday; or

o is acquired during the insured's lifetime after the date of the enrollment form but before such child's 18th birthday.

No child can be an insured child while under the age of 14 days. A person will cease to be an insured child on the certificate anniversary nearest the earlier of the insured child's 25th birthday and/or the insured's 65th birthday.

Period of Term Insurance--The term insurance on each insured child will begin on the effective date of coverage under the rider if the child is an insured child on such date; otherwise the term insurance will begin on the date the insured child is acquired and is 14 days old. The term insurance will expire on the date the child ceases to be an insured child.

Paid-Up Term Insurance--If the insured dies while the rider is in force, the term insurance in force on each insured child will be converted to paid-up term insurance. The paid-up term insurance on each child will terminate on the date the child ceases to be an insured child. Coverage under the rider may be surrendered at any time while the paid-up term insurance is in force for its net reserve on the date of surrender. However, if the rider is surrendered within 30 days after a certificate anniversary, the value will not be less than the net reserve on such anniversary. We will furnish a statement of the values for the coverage under the rider upon request.


Form 1082-94                          1

===================================Conversion===================================

Conversion--The owner may convert the insurance on the life of an insured child if such request is made:

o within 60 days before the term insurance on the life of an insured child expires;

o    during the insured child's lifetime; and

o    while the coverage under the rider is in force.

The owner may convert to a new individual policy. Evidence of insurability will not be required.

New Policy Description--The new policy will be issued:

o on any form of individual life insurance, other than term, being issued on the date of issue of the new policy;

o    on the life of the insured child only; and

o at the insured child's age and for the premium rates in use on the date of issue of the new policy.

The face amount may not be less than our minimum issue limit. The face amount may not be more than 5 times the amount of insurance under the rider on the insured child. The new policy will not become binding unless the first premium is paid during the lifetime of the insured child and within 31 days after the expiration of the term insurance under the rider.

The date of issue of the new policy will be the day after the expiration of the term insurance under the rider.

The new policy will be subject to any assignments outstanding against the rider. Riders will be available on the new policy subject to evidence of insurability and our consent. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in the rider would have expired.

=====================================General====================================

Incontestability--Except for failure to pay the charges, coverage under the rider cannot be contested after it has been in force, during the insured's lifetime, for two years from its effective date. The insurance on any insured child named in the enrollment form cannot be contested after it has been in force, during the insured child's lifetime, for two years from the effective date of coverage under the rider.

Misstatement of Age--If the age of a child has been misstated and if the child would not have been an insured child upon his or her death if the age had been correctly stated, no benefit will be payable if the child dies. Any benefit paid to the beneficiary because of the death of such child will be repaid to us. If the age of the insured has been misstated, the termination date of the insured child's coverage will be based upon the insured's correct age.


Form 1082-94                          2

Termination--Coverage under the rider will terminate on the first to occur of:

o    the end of the grace period of a required premium in default; or

o the termination or maturity of the certificate except as provided in the Paid-Up Term Insurance provision; or

o    the day before the certificate anniversary nearest the insured's age 65; or

o    the end of the certificate month following a request for termination.

General--The Certificate Schedule will show the effective date of coverage under the rider.

Charges for this Certificate Rider are payable as part of the monthly deduction due under the certificate. The monthly charge is shown in the Table of Cost of Insurance Rates for the Children's Insurance Rider. Charges are payable until the certificate anniversary nearest the insured's age 65.

Except as otherwise provided, all conditions and provisions of the policy apply to the rider.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                            /s/ Richard M. Reilly
           Secretary                                      President


Form 1082-94                          3

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

=========================Accidental Death Benefit Rider=========================

This Certificate Rider is evidence that the insured is covered for this benefit under the rider attached to the group policy if it is shown in the Certificate Schedule. The insured under the certificate is the insured under the rider.

Benefit--We will pay the accidental death benefit when the principal office receives due proof that:

o the insured's death resulted directly and solely from accidental drowning or accidental bodily injury evidenced by a visible contusion or wound on the exterior of the body or by internal injuries shown by an autopsy; and

o    the insured's death occurred within 90 days after such injury; and

o the insured's injury and death occurred while coverage under the rider was in force.

If the accidental injury occurred while the insured was a fare paying passenger in or on a public conveyance operated by a common carrier for passenger service, the accidental death benefit will be doubled.

Unless requested otherwise, the benefit will be paid to the beneficiary entitled to the proceeds under the certificate and will be paid in the same manner.

Exclusions--The rider does not cover death which results directly or indirectly from:

o    suicide or attempted suicide, while sane or insane; or

o    the commission of a felony by the insured; or

o    war, declared or undeclared, or any act of war; or

o    travel or flight in or descent from any aircraft if the insured;

     o   is a pilot, officer or member of the crew; or

     o is traveling or flying for the purpose of descent from such aircraft while in flight; or

     o   is giving or receiving any kind of training or instructions; or

     o   has duties aboard such aircraft.

o    any physical or mental infirmity, illness or disease; or

o the entry into the body by any means, whether voluntary or involuntary, of:

     o   any excitant or hallucinogen; or


Form 1080-94

     o any narcotic, hypnotic or sedative, unless use is as prescribed by a physician acting within the scope of his license; or

     o   any poison or poisonous substance; or

     o   any gas or fumes, other than involuntarily in the course of employment.

Claim--Written notice of claim must be sent to the principal office within 91 days after the insured's death. Failure to furnish notice within such time will not void a claim if it is shown that notice was given as soon as was reasonably possible.

If a claim under the rider is denied, any other death benefits may be paid under the certificate without prejudice to the claim for, or the defense to, the accidental death benefit.

Incontestability--Except for failure to pay the charges, coverage under the rider cannot be contested after it has been in force, during the insured's lifetime, for two years from its effective date.

Termination--The coverage under the rider will terminate on the first to occur of:

o   the end of the grace period of a required premium in default; or

o   the termination or maturity of the certificate while the insured is alive;
    or

o   the day before the certificate anniversary nearest the insured's age 70; or

o   the end of the certificate month following a request for termination.

General--The Certificate Schedule will show:

o   the amount of the charges for the rider; and

o   the effective date of coverage under the rider; and

o   the accidental death benefit amount.

Charges for this Certificate Rider are payable as part of the monthly deduction due under the certificate. The monthly charge is shown in the Table of Cost of Insurance Rates for the Accidental Death Benefit Rider. Charges are payable until the certificate anniversary nearest the insured's age 70.

Except as otherwise provided, all conditions and provisions of the policy apply to the rider.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                            /s/ Richard M. Reilly
           Secretary                                      President


Form 1080-94

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

=============================Waiver of Premium Rider============================

This Certificate Rider is evidence that the insured is covered for this benefit under the rider attached to the group policy if it is shown in the Certificate Schedule. The insured under the certificate is the insured under the rider.

Benefit--While the insured is totally disabled, we will add to the certificate value the waiver of premium benefit. This benefit is the larger of:

o    the amount shown in Certificate Schedule; or

o the monthly deduction applicable to the face amounts and other riders covered by the rider.

The waiver of premium benefit is subject to:

o    our receipt of due proof of such total disability; and

o    evidence the total disability;

     o   began while the rider was in force; and

     o   began before the certificate anniversary nearest age 65; and

     o   has continued for at least 4 months; and

o     the other terms and conditions of the rider.

The benefit will begin with the certificate month following the date total disability begins or the certificate anniversary nearest age 5, if later. The benefit will not be provided for any period more than one year prior to the date we receive written notice of claim. We will credit the certificate value with any benefit which applies to the time during which benefits are payable.

If the insured's total disability occurs before the certificate anniversary nearest age 60, the benefit will end when total disability ends. If the total disability occurs on or after the certificate anniversary nearest age 60, the benefit will continue during such total disability but not beyond the certificate anniversary nearest age 65 or two years, whichever is longer.

Benefits will cease on the next monthly processing date following the end of a period of total disability.

Definitions of Total Disability--Total disability means the insured is unable to engage in an occupation as a result of disease or bodily injury. "Occupation" means to attend school if the insured is not old enough to legally end his or her formal education. Otherwise "occupation" means:


Form 1085-94                          1

o during the first 60 months of disability, the occupation of the insured when such disability began; and

o thereafter, any occupation for which the insured is or becomes reasonably fitted by training, education or experience.

Total loss of the following as a result of disease or bodily injury shall be deemed total disability:

o    speech; or

o    hearing in both ears; or

o    sight of both eyes; or

o    the use of both hands; or

o    the use of both feet; or

o    the use of one hand and one foot.

Risks Not Covered--No benefit will be provided if total disability results, directly or indirectly, from:

o an act of war, whether such war is declared or undeclared, and the insured is a member of the armed forces of a country or combination of countries; or

o any bodily injury occurring or disease first manifesting itself prior to the effective date of coverage under the rider. However, no claim for total disability commencing after two years from the effective date of coverage will be denied on the ground that the disease or impairment not excluded from coverage by name or specific description existed prior to the effective date of coverage under the rider.

Notice and Proof of Claim--Written notice of claim must be sent to the principal office:

o    during the lifetime of the insured; and

o    while the insured is totally disabled; and

o    not later than 12 months after coverage under the rider terminates.

Proof of claim must be sent to the principal office within 6 months of the notice of claim. Failure to give notice and proof within the time required will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

Proof of continued total disability must be furnished upon our request. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the insured's health and may include medical exams of the insured conducted by physicians we choose. Such medical exam will be at our expense. After total disability has continued for 24 months, proof will not be required more than once a year nor after the certificate anniversary nearest age 65.


Form 1085-94                          2

Benefit Changes--The benefit may be changed by written request. Any increase is subject to:

o    evidence of insurability;

o the insured must be under age 60 and insurable according to our underwriting rules; and

o payment to us of the amount needed to keep the certificate in force if the surrender value is less than all charges due on the certificate.

No increases, when added to the existing benefit, may exceed the following limits:

                    ------------------------------------------
                              Maximum Benefit Table
                    ------------------------------------------
                                            Monthly Benefit
                          Attained           per $1,000
                            Age              Face Amount
                    ------------------------------------------
                            0-19               $1.00
                           20-29                1.25
                           30-39                2.00
                           40-49                3.00
                           50-54                4.00
                       55 and above             5.50
                    ------------------------------------------

The waiver of premium benefit will be reduced if it exceeds the maximum benefit after the face amount of the certificate is reduced. The monthly benefit may not exceed the amount shown in the Maximum Benefit Table.

The effective date of the changed benefit will be the first monthly processing date on or after the date all conditions are met. New certificate pages, including a Supplemental Insurance Charge Table will be issued. These pages will include the effective date of the change, the amount of the change and the insured's underwriting class.

Incontestability--Except for failure to pay the monthly deduction, this rider cannot be contested after the end of the following time periods:

o the initial benefit cannot be contested after coverage under the rider has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for 2 years from the effective date of coverage; and

o an increase in the benefit cannot be contested after the increased benefit has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from its effective date.

Termination:--Coverage under this rider will terminate on the first to occur of:

o    the end of the grace period of a required premium in default; or

o    the termination of the certificate; or


Form 1085-94                          3

o the day before the certificate anniversary nearest age 65, except as provided in the benefit provision; or

o    the end of the certificate month following a request for termination.

Rider Charge--Charges for this Certificate Rider are paid as a part of the monthly deduction due under the certificate.

The monthly charge is the waiver charge shown in the Table of Cost of Insurance Rates for the Waiver of Premium Rider multiplied by the greater of:

o the monthly cost of insurance charges applicable to the face amount and other riders covered by this rider; or

o    one-half of the waiver of premium benefit shown in the Certificate
     Schedule.

General--The Certificate Schedule will show the effective date of coverage under the rider.

When an increase in the face amount or an additional rider is applied for, waiver of premium coverage must also be requested. We reserve the right to decline issuance of the waiver of premium coverage for the increased face amount or additional rider benefit.

If total disability begins during the grace period of a required premium, such premium will be payable.

The waiver of premium benefit will not reduce any amount payable under the certificate.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                            /s/ Richard M. Reilly
           Secretary                                      President


Form 1085-94                          4

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

===============================Other Insured Rider==============================

This Certificate Rider is evidence that the insured is covered for this benefit under the rider attached to the group policy if it is shown in the Certificate Schedule. The insured under the certificate is the insured under the rider. "Other Insured" is each person other than the insured who is covered under the rider.

=====================================Benefit====================================

Benefit--We will pay the term insurance benefit upon receipt of due proof that an "other insured" died prior to his or her term expiry date while coverage under the rider is in force. Unless otherwise requested, the term insurance benefit will be paid to the owner.

An Other Insured Certificate Schedule Page shows for each "other insured":

o    the name and age;

o    the administrative charge, if any;

o    the term insurance benefit;

o    the effective date of term insurance; and

o    the term expiry date.


============================Benefit Change Provisions===========================

Change Provisions--The owner may change the amount of term insurance with respect to each "other insured" if such request is made:

o    during the lifetime of the "other insured"; and

o    by written request while coverage under the group policy is in force.

Increase--Any increase in the amount of term insurance is subject to:

o    evidence of insurability;

o the "other insured" must be under age 81 and insurable according to our underwriting rules;

o payment of an administrative charge not greater than the amount shown in the Certificate Schedule; and

o payment to us of the amount needed to keep the certificate in force if the surrender value of the certificate is less than all charges due on the certificate.


Form 1081-94                          1

The effective date of the increased amount of term insurance will be the first monthly processing date on or following the date all the conditions are met. A supplemental Other Insured Certificate Schedule will be issued. This schedule will include the following information for the additional amount of term insurance:

o    the name of the "other insured";

o    the effective date of the increased term insurance;

o    the amount of the increase in the term insurance; and

o    [the minimum monthly factor,] maximum premiums and cost of insurance rates.

No increase may be less than our minimum limit in effect on the date of the request.

Decrease--A request to decrease the amount of term insurance on an "other insured" will be effective on the monthly processing date following the date of the written request. Such term insurance will be decreased or eliminated in the following order:

o    first, the most recent increase;

o    second, the next most recent increase successively; and

o    finally, the original amount of term insurance.

A supplemental Other Insured Certificate Schedule will be issued. This schedule will include the following information:

o    the name of the "other insured";

o    the effective date of the decrease in the amount of term insurance; and

o the amount of the decrease in the term insurance and the benefit remaining in force; and

o    [the minimum monthly factor and] cost of insurance rates.

Term insurance on an "other insured" may not be reduced to less than our minimum issue limit.

We reserve the right to establish a minimum limit for the amount of any decrease.

===================================Conversion===================================

Conversion--The owner may convert the insurance on the life of an "other insured" if such request is made:

o    prior to the "other insured's" age 71;

o    during the "other insured's" lifetime; and


Form 1081-94                                 2

o    while coverage under the rider is in force.

Evidence of insurability will not be required.

New Policy Description--The new policy will be a flexible premium adjustable life insurance policy. The new policy will be issued:

o    on the life of the "other insured" only;

o for the same underwriting class which applies to the "other insured" under the rider; and

o at the "other insured's" age and for the rates in use on the date of issue of the new policy.

The date of issue of the new policy will be the monthly processing date following the date conversion is requested and the first premium is paid. Term insurance for the "other insured" ends when coverage under the new policy begins.

The face amount may not be less than our minimum issue limit. The face amount may not exceed the face amount in effect on the date conversion is requested.

The owner will pay an amount equal to the premium on the new policy. Riders will be available on the new policy subject to evidence of insurability and our consent. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in the rider would have expired. The new policy will be subject to any assignments outstanding against the rider.

=====================================General====================================

Owner--The owner of the certificate is the owner of coverage under the rider. However, if the insured is the owner of the certificate at the time of the insured's death and there is no contingent owner named, each "other insured" will become the owner of the term insurance on his or her life.

Conversion Following Insured's Death--If the insured dies while coverage under the group policy and rider are in force, the owner may convert any "other insured" insurance within 90 days after the insured's death.

Conversion is subject to the conversion provisions. Term insurance will continue on the life of each covered "other insured" during the conversion period. This term insurance will begin on the date of the insured's death and will end on the first to occur of:

o    the expiration of the conversion period; or

o    the date of issue of the conversion policy.

Incontestability--Except for failure to pay the charges, term insurance with respect to each "other insured" cannot be contested after the expiration of the following time periods:

o the initial term insurance benefit cannot be contested after the term insurance has been in force during the "other insured's" lifetime for two years from the effective date of coverage; and


Form 1081-94                          3

o an increase in the term insurance as a result of a request by the owner which includes evidence of insurability cannot be contested after the increased amount has been in force during the "other insured's" lifetime for two years from its effective date.

Suicide Exclusion--The risk of suicide of an "other insured," while sane or insane, within two years of the effective date of the initial term insurance is not assumed. The beneficiary will receive the sum of the insurance charges paid.

The risk of the suicide of an "other insured," while sane or insane within two years of the effective date of any increase in the term insurance amount as a result of a request by the owner which includes evidence of insurability is also not assumed to the extent of such increase. The beneficiary will receive the insurance charges paid for such increase.

Misstatement of Age--If the age of an "other insured" has been misstated, the amount payable under the rider will be such as the charges paid on the last monthly processing date would have purchased at the "other insured's" correct age.

Charges--Charges for this certificate rider are payable as part of the monthly deduction due under the certificate.

The maximum charges for each year for each "other insured" are shown in the Other Insured Certificate Schedule. There may be no more than five "other insured's" under the certificate rider.

Termination--The coverage under the rider will terminate on the first to occur of:

o    the end of the grace period of a required premium in default; or

o    the termination or maturity of the certificate; or

o    the end of the certificate month following a request for termination.

Term insurance will terminate with respect to an "other insured" on such "other insured's" term expiry date.

General--The Certificate Schedule will show:

o    the effective date of coverage under the rider; and

o    the term insurance amount for each "other insured."

Except as otherwise provided, all conditions and provisions of the group policy apply to the rider.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                            /s/ Richard M. Reilly
           Secretary                                      President


Form 1081-94                          4

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                 OPTION TO ACCELERATE DEATH BENEFITS ENDORSEMENT

This Certificate Endorsement is evidence that the insured is covered for this benefit under the endorsement attached to the group policy. The insured under the certificate is the insured under the endorsement. The endorsement does not apply to any benefits provided by rider.

Benefit--While the endorsement is in force, the owner may elect to receive a portion of the death proceeds, called the "living benefit," prior to the insured's death either the terminal illness option or the nursing home option, subject to the definitions, conditions and limitations in the endorsement.

Definitions -- "Option amount" means that portion of the death benefit which the owner elects to apply under this option. The option amount must be at least $25,000, and may not exceed the lesser of:

o   one-half of the death benefit on the date the option is elected; or

o the amount that would reduce the face amount to our minimum issue limit for the certificate; or

o   $250,000.

"Option percentage" is the option amount divided by the death benefit.

"Living benefit" is the option amount which has been reduced for interest and other factors. It is equal to the lump sum benefit under this endorsement, and is the amount used to determine the monthly benefit. The living benefit will not be less than the surrender value of the certificate multiplied by the option percentage. The following factors will be used to calculate the living benefit:

o   age;

o   sex, unless the certificate is issued on a unisex basis;

o   life expectancy;

o   certificate value;

o   debt;

o rate of interest currently being credited to the certificate value including those values which are subject to debt;

o   face amount;

o   current insurance charges;

o   death benefit option;


End 249-94                            1

o   administrative charges; and

o   an expense charge of [$150].

An amount equal to the debt multiplied by the option percentage will be deducted from the living benefit. The remaining debt will continue in force.

The assumptions we use to calculate the living benefit may change from time to time. The factors used to compute the living benefit will be set and changed only prospectively; this is, based on changes in future expectations. We will not change these factors to recoup any prior losses or distribute past gains under the endorsement.

"Eligible nursing home" means an institution or special nursing unit of a hospital which meets at least one of the following requirements:

1.  it is Medicare - approved as a provider of skilled nursing care services; or

2. it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

3.  it meets all the requirements listed below:

    o  it is licensed as a nursing home by the state in which it is located;

    o its main function is to provide skilled, intermediate or custodial nursing care;

    o it is engaged in providing continuous room and board accommodations to 3 or more persons;

    o it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

    o  it maintains a daily medical record of each patient; and

    o  it maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities are not eligible nursing homes.

"Proof of claim satisfactory to us" will include:

o a request signed by the insured to disclose all facts concerning the insured's health;

o   records of the attending physician, including a prognosis of the insured;
    and

o if requested by us, and at our expense, a medical examination of the insured, conducted by a physician of our choice.

Conditions -- Upon written request, the owner may elect to receive payment under one of the accelerated death benefit options subject to the following conditions:


End 249-94                            2

o   coverage under the policy is in force;

o a written consent has been given by any collateral assignee, irrevocable beneficiary and the insured if other than the owner; and

o   the insured qualifies for the option elected.

Terminal Illness Option -- If the owner provides proof of claim satisfactory to us that the insured's life expectancy is 12 months or less, the owner may elect to receive equal monthly payments for 12 months. For each $1,000 of living benefit, each payment will be at least [$85.21]. This assumes an annual interest rate of [5]%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments due under this option calculated at the interest rate we used to determine those payments.

If the owner does not wish to receive monthly payments, the owner may elect to receive an amount equal to the living benefit in a lump sum.

Nursing Home Option -- If:

1. the insured is confined to an eligible nursing home and has been confined there continuously for the preceding six months; and

2. proof of claim satisfactory to us is provided that the insured is expected to remain in the nursing home until death; then the owner may elect level monthly payments for the number of years shown in the table that follows. For each $1,000 of living benefit, each payment will be at least the minimum amount shown in that table. The table assumes an annual interest rate of [5]%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments under this option calculated at the interest rate we used to determine those payments.

The owner may elect a longer payment period than that shown in the table. If the owner does, monthly payments will be reduced so that the present value of the monthly payment for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least [5]%.

We reserve the right to set a maximum monthly benefit, which will not be less than $[5,000].

If the owner does not wish to receive monthly payments, the owner may elect to receive an amount equal to the living benefit in a single sum.


End 249-94                            3

 Payment        Minimum Monthly          Payment        Minimum Monthly          Payment        Minimum Monthly
Period In      Payment for each         Period In      Payment for each         Period In      Payment for each
 Years      $1,000 of Living Benefit      Years     $1,000 of Living Benefit      Years     $1,000 of Living Benefit
  [1                $85.21                 11               $9.77                  21                $6.33
   2                $43.64                 12               $9.16                  22                $6.17
   3                $29.80                 13               $8.64                  23                $6.02
   4                $22.89                 14               $8.20                  24                $5.88
   5                $18.74                 15               $7.82                  25                $5.76
   6                $15.99                 16               $7.49                  26                $5.65
   7                $14.02                 17               $7.20                  27                $5.54
   8                $12.56                 18               $6.94                  28                $5.45
   9                $11.42                 19               $6.71                  29                $5.36
  10                $10.51                 20               $6.51                  30                $5.28]

Effect on Certificate -- The death benefit of the certificate will be decreased by the option amount. Such decrease will be effective on the monthly processing date following the date of the written request. Existing insurance will be decreased or eliminated in the following order:

o   first, the most recent increase;

o   second, the next most recent increases successively; and

o   last, the initial face amount.

[A surrender charge applicable to the decrease in the face amount will be waived. The amount of the charge which is waived will be:

o the surrender charge applicable to any increased face amount which is eliminated in the order set forth above; plus

o a pro-rata share of the surrender charge applicable to a partial reduction in an increase or in the original face amount.]

New specification pages will be issued. These pages will include the following information:

o   the effective date of the decrease;

o   the amount of the decrease and the benefit remaining in force;

[o  the revised surrender charge;]

[o  the revised minimum monthly factor, if any;] and

o   the new maximum premiums.


End 249-94                            4

The certificate value will be reduced in the same proportion as the reduction in the face amount. Riders will continue in force.

Exclusion -- No benefit will be paid under the endorsement if a claim results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination -- The coverage under the endorsement will terminate on the first to occur of:

o   the end of the grace period of a required premium in default; or

o   the termination or maturity of the certificate while the insured is alive;
    or

o   the end of the certificate month following a request for termination.

General -- The Certificate Schedule will show the effective date of the endorsement.

The living benefit will be made available to the owner on a voluntary basis only. Accordingly:

(a) If the owner is required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, the owner is not eligible for this benefit.

(b) If the owner is required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, the owner is not eligible for this benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to the endorsement.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                          /s/ Richard M. Reilly
           Secretary                                    President

End 249-94 MA                         5